EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A ordinary shares, par value NIS 0.001 per share, of ODDITY Tech Ltd. (this “Agreement”), is being filed, and all amendments thereto will be filed, by LCGP3 Pro Makeup, L.P. as designated filer on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated: February 9, 2024

LCGP3 Pro Makeup, L.P.

By: CGP3 Managers, L.L.C. Its: General Partner

By:	/s/ James Michael Chu
Name:	James Michael Chu
Title:	Authorized Person

CGP3 Managers, L.L.C.

By:	/s/ James Michael Chu
Name:	James Michael Chu
Title:	Authorized Person

Scott Arnold Dahnke

/s/ Scott Arnold Dahnke

James Michael Chu

/s/ James Michael Chu